Exhibit 99.1

ADVO, Inc. (letterhead)

ADVO Discusses Postal Rate Case

WINDSOR, CT (June 14, 2006) — ADVO, Inc. (NYSE: AD) today provided further comment on the new rate structure being proposed by the U.S. Postal Service (USPS). As the company previously stated, it expects to maintain a rate increase consistent with historical levels. To continue to qualify for the lowest possible postal rates for its class of mail, the company will modify its operations to move to “in-line, on-piece” addressing of its ShopWise™ shared mail advertising package. The changes will be in place by summer 2007, in conjunction with the new rate structure.

“With our investment in new addressing technology, we will help the Postal Service to further reduce mail processing and delivery costs. This will enable us to continue to attain the most favorable rates available for our clients,” explained S. Scott Harding, ADVO Chief Executive Officer.

The new on-package addressing will replace the detached address label currently used for most ADVO mailings. The photographs of missing children also featured on this label will move to a prominent position on the ShopWise™ package, continuing the company’s strong support of its “America’s Looking for Its Missing Children” public service program.

The new look of the ShopWise™ package will be unveiled next spring.

About ADVO

ADVO is the nation’s leading direct mail media company, with annual revenues of nearly $1.4 billion. The company’s industry-leading targeting technology, coupled with its unparalleled logistics capabilities, enable retailers seeking superior return on investment to target, version and deliver their print advertising directly to consumers most likely to respond. Serving 17,000 national, regional and local clients, ADVO reaches 114 million households, more than 90% of the nation’s homes, with its ShopWise™ shared mail advertising. The company can be visited online at www.ADVO.com.

Contacts:
Investors:	Chris Hutter
NVP, Finance
Cthutter@ADVO.com
(860) 285-6424

Media:	Pam Kueber
VP, Communications
Pjkueber@ADVO.com
(860) 298-5797